Exhibit 10.2

TERM NOTE

1.                                       DEFINED TERMS. As used in this Term Note (the “Note”), the following terms shall have the following meanings:

1.1	Borrower:	Chase Corporation
a Massachusetts corporation
26 Summer Street
Bridgewater, Massachusetts 02324

1.2	Lender:	RBS Citizens, National Association
(successor by merger to Citizens Bank of Massachusetts)
28 State Street
Boston, Massachusetts 02109

1.4	Interest Rate:	See Section 3 below.

1.5	Loan Agreement:	A certain Term Loan Agreement of even date herewith by and between Borrower and Lender.

1.6	Loan Amount:	$7,000,000.00.

1.7	Loan, Loan Documents and Event of Default shall have the same meanings as in the Loan Agreement. The Loan Documents are incorporated herein by reference.

1.8	Maturity Date:	Three (3) years from the date hereof.

1.9	Prepayment Period:	From the date hereof to the Maturity Date.

2.                                       DEBT: For value received, Borrower hereby promises to pay to the order of Lender the Loan Amount, together with interest on all unpaid balances from the date hereof, at the interest rate set forth in this Note, together with all other amounts due hereunder or under the Loan Documents.

3.                                       INTEREST: The Loan Amount shall accrue interest at an adjustable per annum rate of interest (the “Interest Rate”) equal to the Adjusted LIBOR Rate plus the LIBOR Rate Margin (i.e., 190 basis points) (as such terms are defined in Rider A attached hereto and made a part hereof) and may be subject to an interest rate swap agreement with Lender for the term of this Note, as required by the Loan Agreement. Interest shall be calculated on a 360-day year (of twelve 30-day months) but shall accrue and be payable on the actual number of days in a month.

4.                                       PAYMENTS: Interest on the outstanding principal balance of this Note, plus principal payments based upon a five (5) year amortization schedule as set forth in Schedule A attached hereto and made a part hereof, shall be due and payable monthly in arrears while any part of the indebtedness evidenced hereby is unpaid, with such payments due on each Interest Payment Date (as defined in Rider A) until the Maturity Date. On the Maturity Date or on such earlier date as may be required under the terms of this Note or any of the Loan Documents, Borrower shall pay to Lender the entire then unpaid balance of principal and interest.

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If interest is due and accrued for a period of more or less than one (1) month on the first Interest Payment Date, the first payment shall be increased or decreased to the extent that the amount of interest then due exceeds or is less than one month’s interest.

Every payment on this Note, whether such payment is of a regular installment or represents a prepayment (if permitted hereunder), shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at the address set forth in Section 1.2 above or at such other address as Lender may from time to time designate in writing.

5.                                       DEFAULT INTEREST:  Upon an Event of Default, at Lender’s election, Borrower shall, in addition to any other payment due hereunder, pay interest under this Note from and after the date on which such Event of Default occurred at an annual interest rate equal to the lesser of (a) the Interest Rate plus four percent (4%), or (b) the maximum rate permitted by law, and such interest shall be due and payable, on demand, at such rate until the entire amount due is paid to Lender, whether or not any action shall have been taken.  Nothing in this Section 5 or in any other provision of this Note shall constitute an extension of the time of payment of the indebtedness hereunder.

6.                                       DELINQUENCY CHARGES:  If Borrower fails to pay any amount of principal or interest on this Note for ten (10) days after such payment becomes due or fails to pay the principal amount due on this Note on the Maturity Date, whether by acceleration or otherwise, Lender may, at its option, whether immediately or at the time of final payment of the amounts evidenced by this Note impose a delinquency or “late” charge equal to five percent (5%) of the amount of such past due payment notwithstanding the date on which such payment is actually paid in full.  Borrower agrees that any such delinquency charges shall not be deemed to be additional interest or penalty, but shall be deemed to be liquidated damages because of the difficulty in computing the actual amount of damages in advance.

7.                                       COSTS AND EXPENSES UPON DEFAULT:  After default, in addition to principal, interest and delinquency charges, Lender shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys fees and expenses, incurred in connection with the protection or realization of collateral or in connection with any of Lender’s collection efforts, whether or not suit on this Note or any foreclosure proceeding is filed, and all such costs and expenses shall be payable on demand and until paid shall also be secured by the other Loan Documents and by all other collateral held by Lender as security for Borrower’s obligations to Lender.

8.                                       APPLICATION OF PAYMENTS:  Unless an Event of Default has occurred, all payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note and under the other Loan Documents, then to interest which is due and payable under this Note and the remainder, if any, to principal due and payable under this Note.  If an Event of Default has occurred, such payments may be applied to sums due under this Note or under the other Loan Documents in any order and combination that Lender may, in its sole and absolute discretion, determine.

9.                                       PERMITTED PREPAYMENT:  Borrower shall have the right to prepay the Loan in whole or in part, together with all delinquency charges and any other amounts which may be due hereunder or under any of the Loan Documents at any time without penalty provided that, at the time of any prepayment, the Borrower shall also pay any LIBOR Breakage Fee or any fees in connection with any Hedging Obligations, as such terms are set forth and defined in Rider A.

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10.                                 COSTS; ILLEGALITY OF LOAN:  In addition to principal, interest and delinquency charges, Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and all reasonable expenses and disbursements of counsel, in connection with the protection, realization or enforcement of any of Lender’s rights against Borrower and against any collateral given Lender to secure this Note or any other liabilities of Borrower to Lender (whether or not suit or foreclosure is instituted by or against Lender).

11.                                 WAIVERS:  BORROWER IRREVOCABLY WAIVES ITS RIGHTS TO NOTICE AND HEARING TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, and, further, irrevocably waives presentment for payment, demand, notice of nonpayment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after the maturity of this Note, with or without notice to Borrower, and agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender.  Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral for this Note, or any part thereof, with or without substitution of said collateral, and agrees to the addition or release of any guarantor, all whether primarily or secondarily liable, before or after maturity of this Note, with or without notice to Borrower, and without affecting their liability under this Note.  Any delay on the part of Lender in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDINGS HEREAFTER INSTITUTED BY OR AGAINST BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, INCLUDING ALL LOAN DOCUMENTS.

12.                                 NO USURY:  Lender and Borrower intend to comply at all times with applicable usury laws.  If at any time such laws would ever render usurious any amounts called for under this Note or the other Loan Documents, then it is Borrower’s and Lender’s express intention that Borrower shall be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 12 shall control over all other provisions of this Note and the Loan Documents which may be in apparent conflict herewith, that such excess amount shall be credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall be reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery by Lender of the fullest amount otherwise called for under this Note.  Any such crediting or refund shall not cure or waive any default by Borrower under this Note or the other Loan Documents.  If at any time following any reduction in the interest rate payable by Borrower there remains unpaid any principal amount under this Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this Note shall be readjusted, to the extent not prohibited by applicable law, so that the dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws.

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Borrower agrees that in determining whether or not any interest payable under this Note or the other Loan Documents exceeds the highest rate allowed by law, any non-principal payment (except payments specifically stated in this Note or in the other Loan Documents to be “interest”), including, without limitation, prepayment fees and delinquency charges, shall, to the maximum extent allowed by law, be an expense, fee or premium rather than interest.  The term “applicable law”, as used in this Note shall mean the laws of the Commonwealth of Massachusetts or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

13.                                 ACCELERATION AND OTHER REMEDIES:  If:

(a)                                  Borrower fails to pay any sum due on this Note within ten (10) days of the due date; or

(b)                                 an “Event of Default,” as said term is defined in the Loan Agreement or any other Loan Document, occurs;

then, and in any such event, Lender may, at its option, declare the entire unpaid balance of this Note together with interest accrued thereon, to be immediately due and payable and Lender may proceed to exercise any rights or remedies that it may have under this Note and the other Loan Documents or such other rights and remedies which Lender may have at law, equity or otherwise.

14.                                 JOINT AND SEVERAL LIABILITY:  The liabilities of Borrower and any guarantor of this Note are joint and several; provided, however, the release by Lender of Borrower or any one or more guarantor shall not release any other party obligated on account of this Note.  Each reference in the within Note to Borrower and any guarantor is to such party individually and also to all such parties jointly.  No party obligated on account of this Note may seek contribution from any other party also obligated unless and until all liabilities to Lender from the party from whom contribution is sought have been satisfied in full.

15.                                 SUCCESSORS AND ASSIGNS:  This Note shall be binding upon Borrower and upon its heirs, successors, assigns and representatives, and shall inure to the benefit of Lender and its successors, endorsees, and assigns.

16.                                 SECURITY:  This Note is secured by the other Loan Documents, and all amendments, modifications, supplements, substitutions, additions, renewals, replacements and extensions thereof.  Borrower hereby grants to Lender a security interest in any and all deposits or other sums at any time credited by or due from Lender to Borrower, and any cash, securities, instruments, or other property of Borrower which now or hereafter are at any time in the possession or control of Lender, which shall constitute additional security to Lender for the liabilities of Borrower to Lender including, without limitation, the liability evidenced hereby, and may be applied or set off by Lender against such liabilities at any time from and after an Event of Default hereunder whether or not other collateral is available to Lender.

17.                                 COLLECTION:  Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Lender and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender and applied to this indebtedness in the manner elsewhere herein provided.

18.                                 AMENDMENTS:  This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

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19.                                 GOVERNING LAW; SUBMISSION TO JURISDICTION:  This Note is given to evidence debt for business or commercial purposes, is being delivered to Lender at one of its offices in the Commonwealth of Massachusetts and shall be governed by and construed under the laws of the Commonwealth of Massachusetts.  Borrower hereby submits to exclusive personal jurisdiction in the Commonwealth of Massachusetts for the enforcement of Borrower’s obligations hereunder and under the other Loan Documents, and waives any and all personal rights under the law of any other state to object to jurisdiction within the Commonwealth of Massachusetts for the purposes of litigation to enforce such obligations of Borrower.  In the event such litigation is commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at the address set forth in the preamble to this Note.

20.                                 CAPTIONS:  All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

21.                                 SEVERABILITY.  If any provision of this Note or the application thereof to any party or circumstance is held invalid, such invalidity shall not affect other provisions which can be given effect without the invalid provision or application, and to this end, the provisions of this Note shall be severable.

[Signature on following page]

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IN WITNESS WHEREOF, this Note has been executed and delivered under seal as of the 15th day of December, 2009

BORROWER:

Chase Corporation

By:
Witness	Kenneth L. Dumas, Chief Financial Officer

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RIDER A

PROVISIONS FOR RBS CITIZENS LIBOR RATE LOANS

BORROWER:                     CHASE CORPORATION

1.             Certain Definitions.

“Account” means account #                               maintained by the Lender in the name of the Borrower.

“Adjusted LIBOR Rate” means, relative to a LIBOR Rate Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

“Business Day” means:

(a)           any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, MA;

(b)           when such term is used to describe a day on which a borrowing, payment, prepayment or repayment is to be made in respect of a LIBOR Rate Loan, any day which is (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)           when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Funding Date” means the 15th day of December, 2009.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Lender and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Lender under Hedging Contracts.

“Interest Payment Date” means the last Business Day of each LIBOR Interest Period or, in the case of Prime Rate Loans, any day on which a payment of principal is due hereunder.

“LIBOR Interest Period” means, in the case of a LIBOR Rate Loan

(i)            initially, the period beginning on (and including) the Funding Date and ending on (but excluding)  January 15, 2010 (the “Stub Period”); and

(ii)           then, each period commencing on (and including) the last day of the Stub Period and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter based upon the expiration dates of the LIBOR Rate

Loan(s) chosen by Borrower (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(iii)          thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period and ending one month thereafter;

provided, however, that

(a)           if the Borrower has or may incur Hedging Obligations with the Lender in connection with the Loan, the LIBOR Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(b)           if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(c)            no LIBOR Interest Period may end later than the termination of this Agreement.

“LIBOR Rate” means, relative to any LIBOR Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a one month period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.  If the Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Adjusted LIBOR Rate in the manner set forth herein.

“LIBOR Rate Margin” means 1.90% per annum.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan” means all amounts outstanding under the Note and/or advanced pursuant to this Agreement.

“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Maturity Date” means the date which is three (3) years after the date of the Note unless accelerated sooner pursuant to the terms hereof.

“Note” means that certain Promissory Note made payable by the Borrower to the order, and for the benefit, of the Lender to which this Rider A is attached.

“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Lender in New Hampshire from time to time as its “Prime Rate”.  Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrower acknowledges that the Lender may make loans to its customers above, at or below the Prime Rate.

“Prime Rate Loan” means any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

“Prime Rate Margin” means 0% per annum.

“Principal Repayment Amount” means the regularly scheduled reductions in the outstanding principal of the Loan to be made on each Interest Payment Date, as set forth in a entitled “Principal Repayment Schedule” to be determined by Lender.

2.             Borrowing Procedures.

2.1           Funding of the Loan.  On the Funding Date, subject to the terms and conditions of this Agreement, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan.  Unless otherwise prohibited by this Agreement, the Loan shall initially be classified as a LIBOR Rate Loan.

3.             Interest Provisions.

3.1           Interest Provisions.  Interest on the outstanding principal amount of the Loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin and shall be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Margin, and shall be due and payable on each Interest Payment Date and on the Maturity Date.  Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

3.2           Automatic Rollover of LIBOR Rate Loan.  Upon the expiration of a LIBOR Interest Period, the LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR Rate Loan less any Principal Repayment Amount made by Borrower; provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing.  If any Event of Default has occurred and is continuing (if the Lender does not otherwise elect to exercise any right to accelerate the Loan hereunder), the LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan on the first day of the next Interest Period.

4.             Miscellaneous LIBOR Rate Loan Terms.

4.1           Voluntary Prepayment of the LIBOR Rate Loan.  When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein.  The Borrower acknowledges that additional obligations may be associated with any such prepayment under the terms and conditions of any applicable Hedging Contracts.  The Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid.  Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $100,000 except that if the balance of the LIBOR Rate Loan is or will be less than $100,000, then the Borrower may include all such amounts, and all partial prepayments must be accompanied by the payment of all charges outstanding on the LIBOR Rate Loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

4.2           LIBOR Breakage Fee.  Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Lender, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Lender may sustain as a result of such default or payment.  The Borrower understands, agrees and acknowledges that: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lender.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

4.3           LIBOR Rate Lending Unlawful.  If the Lender shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, then any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law and assertion.

4.4           Increased Costs.  If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan; or

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(b)           shall impose on Lender any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan,

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

4.5           Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return.  A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

4.6           Taxes.  All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)           pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c)           pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the

Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

4.7           Unavailability of LIBOR Rate.  In the event that Borrower shall have requested a LIBOR Rate Loan in accordance with the Note or Loan Agreement to which this Rider B is attached (as applicable) and Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; upon notice from the Lender to the Borrower, the obligations of the Lender under the Note or Loan Agreement to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

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SCHEDULE A

PRINCIPAL REPAYMENT SCHEDULE

TIME PERIOD: 36 Monthly Payments	MONTHLY PRINCIPAL PAYMENTS DUE: Payments to be made at the end of the month starting January 2010.